Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following pro forma condensed combined financial information combines the historical consolidated financial position and results of operations of Mackinac and First Federal, after giving effect to the merger, using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying notes. Under the acquisition method of accounting, the assets and liabilities of First Federal will be recorded by Mackinac at their respective fair values as of May 18, 2018, the date that the merger was completed. The pro forma condensed combined balance sheet gives effect to the merger as if the transaction had occurred on March 31, 2018. The pro forma combined income statement for the three months ended March 31, 2018 gives effect to the merger as if the transaction had become effective on January 1, 2018.

The pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of the period presented, nor the impact of possible business model changes. The pro forma condensed combined financial information, while helpful in illustrating the financial characteristics of the combined organization under one set of assumptions, does not reflect the potential effects of changes in market conditions on revenues, expense efficiencies, and asset dispositions, among other factors, and, accordingly, does not attempt to predict or suggest future results. In addition, the preliminary allocation of the pro forma purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded in future reports.

MFNC and FFNM

Pro Forma Condensed Combined Balance Sheet as of

March 31, 2018

				Preliminary
	MFNC	FFNM	Combined	Purchase Accounting				Pro Forma
	3/31/2018	3/31/2018	3/31/2018	Adjustments				3/31/2018
	Actual	Actual	Actual	Debit		Credit		Combined

ASSETS

Cash and due from banks	$40,411	$5,185	$45,596	$1,161	n	$—		$46,757

Federal funds sold	16	—	16	—		—		16
Cash and cash equivalents	40,427	5,185	45,612	1,161		—		46,773

Interest bearing deposits	11,391	3,714	15,105	—		—		15,105
Securities available for sale	73,902	95,787	169,689	—		1,512	m	168,177
Federal Home Loan Bank stock	3,112	1,636	4,748	—		—		4,748

Loans
Commercial	579,718	100,760	680,478	(65	) a	—		680,413
Tax exempt Loans & Leases	—	—	—	—		—		—
Mortgage	215,804	81,320	297,124	301	a	—		297,425
Consumer	16,919	8,247	25,166	(19	) a	—		25,147
Purchase accounting marks	—	—	—	—		6,998	b	(6,998)
Total loans	812,441	190,327	1,002,768	217		6,998		995,987
Allowance for loan losses	(5,101)	(1,734)	(6,835)	1,732	c	—		(5,103)
Net loans	807,340	188,593	995,933	1,949		6,998		990,884

Premises and equipment	16,329	5,253	21,582	—		88	d	21,494
Other real estate held for sale	2,526	602	3,128	—		282	e	2,846
Deposit Based Intangible	1,860	593	2,453	2,729	f	579	f	4,603
Goodwill	5,694	—	5,694	15,326	g	—		21,020
Deferred Tax Asset	4,674	1,842	6,516	1,355	h	1,858	h	6,013
Other assets	16,674	7,258	23,932	—		—		23,932

TOTAL ASSETS	$983,929	$310,463	$1,294,392	$22,520		$11,317		$1,305,595

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Noninterest bearing deposits	$143,129	$56,228	$199,357	$—		$—		$199,357
Interest-bearing deposits
Interest checking	69,406	8,147	77,553	—		—		77,553
NOW	70,054	43,730	113,784	—		—		113,784
Money market	120,591	56,694	177,285	—		—		177,285
Savings	63,867	40,196	104,063	—		—		104,063
Total transactional deposits	467,047	204,995	672,042	—		—		672,042

IRA	19,654	912	20,566	—		—		20,566
CDs<$100,000	33,975	50,258	84,233	—		—		84,233
CDs>$100,000	94,663	5,604	100,267	—		—		100,267
Brokered/internet	191,458	—	191,458	—		—		191,458
Total deposits	806,797	261,769	1,068,566	—		—		1,068,566

Borrowings	90,002	15,099	105,101	—		—		105,101
Other liabilities	5,273	1,401	6,674	—		133	l	6,807

Shareholders’ equity
Common stock	1,040	40	1,080	1,659	i	—		(579)
Additional paid in capital	61,040	34,121	95,161	(1,659	) i	8,816	j	105,636
Retained earnings	20,457	—	20,457	—		—		20,457
Accumulated other comprehensive income
Minimum Pension Liability	(185)	—	(185)	—		—		(185)
Unrealized Gain/(Loss) A/F/S	(495)	(1,967)	(2,462)	—		2,254	k	(208)
Total shareholders’ equity	81,857	32,194	114,051	—		11,070		125,121

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$983,929	$310,463	$1,294,392	$—		$11,203		$1,305,595

MFNC and FFNM

Pro Forma Condensed Statement of Operations for the three months ended

March 31, 2018

	Mackinac	First Federal			Pro Forma
	3/31/2018	3/31/2018	Pro Forma		3/31/2018
	(as reported)	(as reported)	Adjustments		Combined
Interest income	$11,055	$1,016	$		$12,071
Accretion of performing loan credit mark	—	—	$250	(1)	250
Total interest income	11,055	1,016	250		12,321
Interest expense	1,746	98	(50	) (2)	1,794
Net interest income	9,309	918	300		10,527
Provision for loan losses	50	(69)			(19)
Net interest income after provision	9,259	987	300		10,546
Noninterest income	614	119	—		733
Noninterest expense	7,928	826	2,026	(3)	10,780
Amortization of deposit based intangible	—	—	268	(4)	268
Total noninterest expense	7,928	826	2,294		11,048
Income before taxes	1,945	280	(1,994)		231
Federal income taxes	408	58	(419	) (5)	47
Net Income	$1,537	$222	$(1,575)		$184
Shares outstanding at end of period	6,332,560	3,726,925	2,146,378	(6)	8,478,938
Weighted average common shares outstanding	6,304,203	3,726,925	2,146,378	(6)	8,450,581
Weighted average fully diluted common shares outstanding	6,330,210	3,726,925	2,146,378	(6)	8,476,588
Basic earnings per share	$0.24	$0.06			$0.02
Diluted earnings per share	$0.24	$0.06			$0.02

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Note A—Basis of Presentation

The condensed consolidated financial information and explanatory notes show the impact on the historical financial condition and results of operations of Mackinac resulting from the First Federal acquisition under the acquisition method of accounting. Under the acquisition method of accounting, the assets and liabilities of First Federal will be recorded by Mackinac at fair value as of May 18, 2018, the date on which the merger was completed. The condensed consolidated balance sheet combines the historical financial information of Mackinac and First Federal as of March 31, 2018, and assumes that the Merger was completed on that date. The condensed consolidated statements of operations for the three month period ended March 31, 2018 gives effect to the merger as if the transaction had become effective on January 1, 2018.

Since the transaction is recorded using the acquisition method of accounting, all loans are recorded at fair value, including adjustments for credit quality, and no allowance for credit losses is carried over to Mackinac’s balance sheet. In addition, certain nonrecurring costs of Mackinac associated with the pending Merger such as severance, professional fees, legal fees and conversion-related expenditures were expensed as incurred, however such expenses are reflected in the unaudited pro forma combined condensed consolidated statements of operations.

Note B—Merger and Acquisition Integration Costs

In connection with the pending Merger, the plan to integrate the operations of First Federal is still ongoing. The specific details of the plan to integrate the operations of First Federal will continue to be refined over the next several months, and will include assessing personnel, benefit plans, premises, equipment and service contracts to determine where Mackinac may take advantage of redundancies. Certain decisions arising from these assessments may involve involuntary termination of employees, vacating leased premises, changing information systems, canceling contracts with certain service providers, selling or otherwise disposing of certain premises, furniture and equipment, and re-assessing a possible deferred tax asset valuation allowance from a potential change in control for tax purposes. Mackinac also has incurred merger-related costs including professional fees, legal fees, system conversion costs and costs related to communications with customers and others, which are generally recognized when incurred.  Such costs were considered and included in the accompanying unaudited pro forma combined condensed consolidated statements of operations.

Note C—Estimated Annual Cost Savings

Mackinac expects to realize cost savings from the merger. These cost savings are not reflected in the unaudited pro forma condensed consolidated financial information. While any costs savings achieved would have a positive effect on the condensed consolidated financial information, there can be no assurance they will be achieved.

Note D—Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma combined condensed consolidated financial information. All adjustments are based on current assumptions and valuations, which are subject to change.

Adjustments to Balance Sheet

(a)         Adjustments to record elimination of FASB 91 fees and costs.

(b)          Represents preliminary purchase accounting marks to both impaired and non-impaired loans.

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(c)          The allowance for loan losses is adjusted to reflect the reversal of FFNM’s recorded allowance for loan losses. Purchased loans acquired in a business combination are required to be recorded at fair value, and the recorded allowance for loan losses may not be carried over.

(d)         Based on Mackinac’s initial evaluation of premises and equipment, a fair value adjustment is made to the carrying value of such assets in the amount of $88 thousand.

(e)          Fair value adjustment to the net book value of other real estate owned by FFNM is $.282 million based on Mackinac’s initial evaluation of the portfolio.

(f)            Based on Mackinac’s initial evaluation of core deposits, the identified estimated core deposit intangible of $2.729 will be amortized on a straight-line basis over an estimated useful life of ten years. The amortization expense associated with the core deposit intangible will result in an increase to noninterest expense of $.273 million on an annual basis. The previous core deposit intangible of $.579 million on the balance sheet of FFNM will be eliminated in purchase accounting.

(g)          Goodwill of $15.326 million is generated as a result of the total purchase price and net assets acquired. The adjustment has no impact on the Pro Forma Condensed Consolidated Income Statements.

(h)         The net adjustment of $.503 million reflects deferred taxes associated with the adjustments to record the assets and liabilities of FFNM at fair value using Mackinac’s statutory rate of 21%.

(i)             Common stock and additional paid in capital and retained earnings was adjusted to reverse FFNM’s historical shareholders’ equity balances to reflect the consideration paid in the acquisition.  The adjustment has no impact on the Pro Forma Combined Condensed Consolidated Statements of Income.

(j)    To record resulting increase in equity garnered in the acquisition.

(k)         Accumulated other comprehensive income of FFNM is eliminated to reflect the consideration to be paid.

(l)             Represents deferred tax liability created from bank-owned life insurance policy.

(m)     To record purchase accounting mark to market of FFNM investment portfolio.

(n)         To record cash retained at FFNM upon closing of transaction.

Adjustments to Condensed Consolidated Statement of Operations

(1)         The impact of the accretion of the performing purchase accounting mark is an increase to income by approximately $.250 million.

(2)         Reflects the reduction in interest expense resulting from the decrease in brokered deposits after the closing of the transaction.

(3)         Reflects the transaction expenses recognized in the merger.

(4)         The amortization expense associated with the core deposit intangible will result in an increase to noninterest expense of $.268 million on an annual basis.

(5)         Reflects the tax effect of the adjustments noted in items (1)-(4) above.

(6)         Basic and weighted shares outstanding were adjusted to reverse FFNM’s basic shares outstanding and to record shares of Mackinac’s common stock issued to effect the transaction.

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